UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2005
DDi Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30241 (Commission File Number)	06-1576013 (IRS Employer Identification No.)

1220 Simon Circle Anaheim, California (Address of principal executive offices)	92806 (Zip Code)
Registrant’s telephone number, including area code: (714) 688-7200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01 Other Events.
     On September 8, 2005, DDi Corp. (the “Company”) filed a registration statement on Form S-3 registering an additional 26,639,019 shares of the Company’s common stock, which may be issued upon conversion or redemption of outstanding shares of the Company’s Series B Preferred Stock. The amount registered also includes shares of common stock that may be issued as dividends on outstanding shares of Series B Preferred Stock. Under the registration rights provisions of the securities purchase agreement between the Company and the initial purchasers of the Series B Preferred Stock, the Company was required to register the additional shares of common stock as a result of recent anti-dilution adjustments to the conversion price of the Series B Preferred Stock. In April 2004, the Company filed a registration statement on Form S-3 (File No. 333-114967) covering approximately 150% of the number of shares of common stock then issuable upon conversion or redemption of, or as dividends on, the Series B Preferred Stock. This registration statement was declared effective on June 7, 2004. As a result of the Company’s pending rights offering, the conversion price of the Series B Preferred has decreased to $3.15 per share since the effective date of the original registration statement, and the number of shares issuable upon conversion or redemption of, or as dividends on, the Series B Preferred has increased.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.
Date: September 8, 2005	By:	/S/ TIMOTHY J. DONNELLY
Timothy J. Donnelly
Vice President and General Counsel